Exhibit 10.17

ALTERNATIVE EMPLOYMENT AGREEMENT

          ALTERNATIVE EMPLOYMENT AGREEMENT (this “Agreement”) made and entered into as of the 16th day of December, 2002, by and among American Seafoods, L.P., a Delaware limited partnership (“ASLP”), American Seafoods Group LLC, a wholly owned subsidiary of ASLP (“Group”) and Southern Pride Catfish LLC, a wholly owned subsidiary of ASLP and Group (the “Company” and, collectively with ASLP and Group, “Employer”), and Mr. Grant Lovinggood, an individual (“Executive”).

W I T N E S S E T H:

          WHEREAS, pursuant to the Amended and Restated Asset Purchase Agreement, dated as of December 16, 2002 (the “Asset Purchase Agreement”), by and among the Company, Southern Pride Catfish Trucking Inc., a Delaware corporation (“Trucking”), Group, Southern Pride Catfish Company, Inc., an Alabama corporation (the “Seller”), and Joe T. Glover, Jr., an individual, the Company and Trucking have purchased from the Seller substantially all of the assets and properties of the Seller;

          WHEREAS, immediately prior to the closing under the Asset Purchase Agreement, Executive was employed by the Seller in the capacity of Greensboro Plant Manager; and

          WHEREAS, Employer desires to employ Executive and Executive desires to accept employment with Employer upon the terms and conditions hereinafter set forth;

          NOW THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, and intending to be legally bound hereby, it is hereby agreed as follows:

          1.     Employment Term.  Employer agrees to employ Executive, and Executive agrees to be so employed, in the capacity hereinafter described, for a term commencing on the date hereof and ending on the third anniversary of the date hereof (the “Initial Term”); provided, however, that, notwithstanding anything to the contrary set forth in this Agreement, this Agreement may be earlier terminated pursuant to the terms hereof.  The term of this Agreement will automatically extend past the Initial Term for succeeding periods of one year each unless either party terminates this Agreement as of the end of the Initial Term, or as of the end of any subsequent one-year period (in either case, the “Termination Date”), by delivering notice to the other party specifying the applicable Termination Date not earlier than 180 days and not later than 120 days prior to the date so specified.  “Employment Term” as used herein shall mean the term of this Agreement including any automatic extensions pursuant to the preceding sentence.

          2.     Position and Duties.  Executive shall (in accordance with Paragraph 11 hereof) diligently and conscientiously devote his full business time, attention, energy, skill and best efforts to the business of Employer and the discharge of his duties hereunder.  Executive’s duties under this Agreement shall be to serve as Greensboro Plant Manager of the Company, with the responsibilities, rights, authority and duties customarily pertaining to such office and as may be established from time to time by or under the direction of the board of directors of the general partner of ASLP or any similar governing body of Group or the Company (in any such case, the “Board”) or its designees, and Executive shall report to the president of the Company.  Executive shall also be required to act, at the request of the Board, as an officer and/or director and/or manager of such direct or indirect subsidiaries of ASLP or Group as may be designated by the Board, commensurate with Executive’s office hereunder, all without further compensation, other than as provided in this Agreement.

          3.     Compensation.

                  (a)     Base Salary.  Employer shall pay to Executive base salary compensation at an annual rate of $115,000.  Upon expiration of the Initial Term and annually thereafter, the Board shall review Executive’s base salary in light of the performance of Executive and the Company, and may, in its sole discretion, increase or decrease (but not decrease below $115,000) such base salary by an amount it determines to be appropriate.  Executive’s annual base salary payable hereunder, as it may be increased or decreased from time to time, is referred to herein as “Base Salary.”  Base Salary shall be paid in equal installments in accordance with Employer’s payroll practices in effect from time to time for executive officers, but in no event less frequently than monthly.

                  (b)     Performance Bonus.  In addition to Base Salary, Executive shall be entitled to receive with respect to each fiscal year during the Employment Term a nondiscretionary annual bonus (the “Performance Bonus”) if the EBITDA (as defined on Schedule I hereto) of the Company in such fiscal year exceeds certain targets.  The amount and calculation of the Performance Bonus are described with particularity on Schedule I hereto.  In no event will the Performance Bonus (i) be payable if at the time of payment or at any time during the fiscal year of measurement Group was in default under any credit agreement, indenture or other instrument relating to indebtedness for borrowed money or (ii) exceed 75% of Executive’s Base Salary for such fiscal year.  The Performance Bonus with respect to any fiscal year, if any, shall be paid within 30 days after the receipt by the Board of unaudited financial information or statements relating to the Company for the pertinent fiscal year.  Notwithstanding anything in this Agreement to the contrary, for the first 24 months of Executive’s employment under this Agreement, in no event shall the aggregate amount of Executive’s salary and bonuses (on an annualized basis) be less than the aggregate amount of the salary and bonuses (excluding any extraordinary bonuses not consistent with past practice of the Seller) paid to Executive by the Seller during the 12 months of Executive’s employment by the Seller immediately preceding the Closing Date.

                  (c)     Special Units.  Concurrently with the signing of this Agreement, ASLP shall issue to Executive 1,701 special equity units in ASLP, having an aggregate priority allocation equal to $300,000, for an aggregate purchase price of $3,000 and on the terms and subject to the conditions set forth in the Limited Partnership Agreement of ASLP, dated as of January 28, 2000 (as the same may be from time to time amended, the “ASLP Agreement”).  As a condition of the grant of special units pursuant to this Paragraph 3(d), Executive agrees to execute an agreement to be bound by the terms and provisions of (i) the ASLP Agreement and (ii) the Amended and Restated Securityholders Agreement of ASLP, dated as of October 4, 2002 (as the same may be from time to time amended).

                  (d)     Option Grants.  Concurrently with the signing of this Agreement, ASLP shall grant Executive non-qualified options to purchase limited partnership units in ASLP.  The grant of options pursuant to this Paragraph 3(d) shall be comprised of 83 Series A Options, 83 Series E Options and 83 Series F Options (in each case, as defined in the American Seafoods, L.P. Year 2000 Unit Option Plan, dated as of January 28, 2000, as the same may be from time to time amended).  All such options shall be subject to the terms and conditions set forth in the option agreements applicable thereto.  As a condition of the option grants pursuant to this Paragraph 3(d), Executive agrees to execute an agreement to be bound by the terms and provisions of the Amended and Restated Securityholders Agreement of ASLP, dated as of October 4, 2002 (as the same may be from time to time amended).

          4.     Benefits.  Executive shall be eligible to participate in all employee benefit plans and programs of Employer offered from time to time during the term of Executive’s employment hereunder by Employer to employees or executives of Executive’s rank, to the extent that Executive qualifies under the eligibility provisions of the applicable plan or plans, in each case consistent with the then-current practice as approved by the Board from time to time.  The foregoing shall not be construed to require Employer to establish such plans or to prevent the modification or termination of such plans once established, and no such action or failure thereof shall affect this Agreement.  Executive recognizes that Employer and its subsidiaries and affiliates have the right, in their sole discretion, to amend, modify or terminate their benefit plans without creating any rights in Executive.

          5.     Vacation.  Executive shall be entitled to up to four weeks of paid vacation per calendar year.  A maximum of one week of vacation time may be carried over from one calendar year and into the following calendar year; provided, however, that the vacation time be exercised prior to the end of the subsequent calendar year.

          6.     Business Expenses.  To the extent that Executive’s reasonable and necessary expenditures for travel, entertainment and similar items made in furtherance of Executive’s duties under this Agreement comply with Employer’s expense reimbursement policy, are wholly or partially deductible by Employer for federal income tax purposes pursuant to the Internal Revenue Code of 1986, as amended, and are documented and substantiated by Executive as required by the Internal Revenue Service and the policies of Employer, Employer shall reimburse the Executive for such expenditures; provided documentation therefor is submitted not later than 45 days after such expense is incurred.

          7.     Termination by Employer.

                  (a)     Employer shall have the right to terminate the Employment Term under the following circumstances (and also as contemplated by Paragraph 8(b)):

(i) upon the death of Executive;

            (ii)    in the event of a disability which prevents or seriously inhibits Executive from performing his duties for 60 consecutive days as determined in good faith by the Board, upon 30 days written notice from Employer to Executive; or

(iii) for Cause (as defined below).

“Cause” as used in this Agreement shall mean (i) Executive’s commission of a felony or any other crime involving moral turpitude, fraud, misrepresentation, embezzlement or theft, (ii) Executive’s engaging in any activity that is harmful (including, without limitation, alcoholic or other self-induced affliction), in a material respect, to Employer or any of its subsidiaries or affiliates, monetarily or otherwise, as determined by a majority of the Board; (iii) Executive’s material malfeasance (including without limitation, any intentional act of fraud or theft), misconduct, or gross negligence in connection with the performance of his duties hereunder; (iv) Executive’s significant violation of any statutory or common law duty of loyalty to Employer or any of its subsidiaries or affiliates; (v) Executive’s material breach of this Agreement or of a material Employer policy (including without limitation, disclosure or misuse of any confidential or competitively sensitive information or trade secrets of Employer or a subsidiary or affiliate); or (vi) Executive’s refusal or failure to carry out directives or instructions of the Board that are consistent with the scope and nature of Executive’s duties and responsibilities set forth herein, in the case of clause (v) or (vi) above, only if such breach or failure continues for more than 10 days following written notice from Employer describing such breach or failure.

                  (b)     If this Agreement is terminated pursuant to Paragraph 7(a), or for any other reason (except by Executive pursuant to Paragraph 8(a) or by Employer other than pursuant to Paragraph 7(a)), Executive’s rights and Employer’s obligations hereunder shall forthwith terminate except that Employer shall pay Executive his Base Salary earned but not yet paid through the effective date of termination.  In addition, if Executive is terminated pursuant to Paragraph 7(a)(i) or 7(a)(ii), Employer shall also pay Executive within 30 days following receipt of audited financial statements for the year during which such termination occurred, a prorated annual bonus in respect of the partial year during which such termination occurred, the amount to be equal to the full amount of the nondiscretionary bonus, if any, that would be due under Paragraph 3(b) multiplied by a fraction, the numerator of which is the number of days in such fiscal year prior to such termination and the denominator of which is 365.  In any such case, the rights of Executive or his estate or beneficiary with respect to the stock options described in Paragraph 3(c) shall be determined in accordance with the terms of the applicable stock option agreements.

          8.     Termination by Executive.

                  (a)     Executive shall have the right to terminate the Employment Term for Good Reason (as defined below), upon 60 days’ written notice to the Board given within 60 days following the occurrence of an event constituting Good Reason; provided that Employer shall have 10 days (30 days in the case of an event described in clause (iii) of this Paragraph 8(a)) after the date such notice has been given to the Board in which to cure the conduct specified in such notice.  For purposes of this Agreement “Good Reason” shall mean:

(i) Employer’s failure to pay or provide when due Executive’s Base Salary; or

(ii) the failure to continue Executive in his position as provided in Paragraph 1 or removal of him from such position, in each case during the Employment Term;

(iii) a material diminution of Executive’s responsibilities, duties or status;

(iv) Employer’s requiring Executive to relocate outside of Hale County, Alabama; or

(v) Employer’s failure to fulfill the other terms of this Agreement.

                  (b)     If this Agreement is terminated pursuant to Paragraph 8(a), or if Employer shall terminate Executive’s employment under this Agreement other than pursuant to Paragraph 7(a), Executive shall be entitled to the following, which he acknowledges to be fair and reasonable, as his sole and exclusive remedy, in lieu of all other remedies at law or in equity, for any such termination:

(i) Base Salary earned but not yet paid through the date of termination;

            (ii)    a prorated annual bonus in respect of the partial fiscal year during which such termination occurred, the amount to be equal to the sum of (x) the full amount of the Performance Bonus, if any, that would be due under Paragraph 3(b) and (y) the full amount of the Sales Bonus that would be due under Paragraph 3(c), multiplied by a fraction, the numerator of which is the number of days in such fiscal year prior to such termination and the denominator of which is 365; and

            (iii)    an amount equal to Executive’s actual Base Salary (not including any bonus paid or payable) for the 12-month period immediately prior to such termination (or the period during which Executive was employed by Employer if less than 12 months), payable in 24 equal installments during the 24-month period immediately following such termination (the “Severance Pay Period”).

In any such case, the rights of Executive or his estate or beneficiary with respect to the stock options described in Paragraph 3(c) shall be determined in accordance with the terms of the applicable stock option agreements.  In the event of any such termination, Executive shall use commercially reasonable efforts to secure alternative employment.  During the last six months of the Severance Pay Period, any compensation, income or benefits earned by or paid to (in cash or otherwise) the Executive as an employee of or consultant to a company other than Employer shall reduce the amount of severance payments payable during such six-month period pursuant to Paragraph 8(b)(iii) pro tanto.

                  (c)     If Executive terminates his employment at any time during the term of this Agreement other than pursuant to Paragraph 8(a), without limiting or prejudicing any other legal or equitable rights or remedies which Employer may have upon such breach by Executive, Executive will receive his Base Salary earned but not yet paid though the date of termination.  In any such case, the rights of Executive or his estate or beneficiary with respect to the stock options described in Paragraph 3(c) shall be determined in accordance with the terms of the applicable stock option agreements.

          9.     Services Unique.  Executive recognizes that Executive’s services hereunder are of a special, unique, unusual, extraordinary and intellectual character giving them a peculiar value, the loss of which cannot be reasonably or adequately compensated for in damages, and in the event of a breach of this Agreement by Executive (particularly, but without limitation, with respect to the provisions hereof relating to the exclusivity of Executive’s services and the provisions of Paragraph 11), Employer shall, in addition to all other remedies available to it, be entitled to equitable relief by way of an injunction and any other legal or equitable remedies.  Anything to the contrary herein notwithstanding, Employer may seek such equitable relief in a federal or state court in New York, and the Executive hereby submits to jurisdiction in those courts.  Notwithstanding the foregoing, except as provided in Paragraph 11, Executive may not be enjoined from other employment or gainful activity.

          10.   Protection of Employer’s Interests.

                  (a)     To the fullest extent permitted by law, all rights worldwide with respect to any intellectual or other property of any nature conceived, developed, produced, created, suggested or acquired by Executive during the period commencing on the date hereof and ending six months following the termination of Executive’s employment hereunder shall be deemed to be a work made for hire and shall be the sole and exclusive property of

Employer.  Executive agrees to execute, acknowledge and deliver to Employer at Employer’s request, such further documents as the Employer finds appropriate to evidence the Employer’s rights in such property.

                  (b)     Executive further acknowledges that in performing his duties hereunder, he will have access to proprietary and confidential information and to trade secrets of Employer and its subsidiaries and affiliates.  Any confidential and/or proprietary information of Employer or any of its subsidiaries or affiliates shall not be used by Executive or disclosed or made available by Executive to any person except (i) as required in the course of Executive’s employment or (ii) when required to do so by a court of law, by any governmental agency having supervisory authority over the business of Employer or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order him to divulge, disclose or make accessible such information, it being understood that Executive will promptly notify Employer of such requirement so that Employer may seek to obtain a protective order.  Upon expiration or earlier termination of the term of Executive’s employment, Executive shall return to Employer all such information that exists in written or other physical form (and all copies thereof) under Executive’s control.  Executive agrees to execute, acknowledge and deliver to Employer at Employer’s request a confidentiality agreement containing provisions inclusive of the foregoing provisions of this Paragraph 10(b).

          11.   Non-Competition.

                  (a)     Exclusivity of Employment.  Executive agrees that his employment hereunder is on an exclusive basis, and that during the Employment Term, he will not engage in any other business activity.  Notwithstanding the foregoing, nothing in this Agreement shall preclude Executive from (i) serving on the boards of directors of other corporations (subject to the approval of the Board which shall not be unreasonably withheld), (ii) engaging in charitable and public service activities, (iii) engaging in speaking and writing activities or (iv) managing his personal investments, provided that such activities (x) do not interfere with Executive’s availability or ability to perform his duties and responsibilities hereunder and (y) with the exception of matters described in clause (iv) and church activities that do not interfere with Executive’s availability or performance of his duties and responsibilities under this Agreement, are disclosed in writing to the Board in a notice that references this provision.

                  (b)     Noncompete.  Executive agrees that during the Employment Term, and the Severance Pay Period (if applicable), and the 12-month period thereafter (except if Executive’s employment is terminated for Cause or Executive terminates his employment without Good Reason, in which case such 12-month period shall be extended to a 24-month period), he shall not, directly or indirectly, engage in, or participate as an investor in, an officer, employee, director or agent of, or consultant for, any entity engaging in any line of business competitive with that of Employer or any of its subsidiaries or affiliates, or any line of business which Employer or any of its subsidiaries or affiliates is contemplating; provided however that, nothing herein shall prevent him from investing as less than a 5% shareholder in the securities of any company listed on a national securities exchange or quoted on an automated quotation system.  Executive’s participation in an entity in any of the foregoing capacities, other than participation described in the foregoing proviso, being sometimes referred to herein as being a “Participant.”

                  (c)     Nonsolicitation of Employees.  Executive agrees that during the Employment Term and the Severance Pay Period (if applicable), and the 36-month period thereafter (the “Nonsolicitation Period”), he will not, directly or indirectly, (i) employ, or be a Participant in any entity that employs, any person employed by Employer or any of its subsidiaries or affiliates in any supervisory capacity during the preceding 365 days or (ii) in any way induce or attempt to induce any person to leave the employment of Employer or any of its subsidiaries or affiliates.

                  (d)     Nonsolicitation of Customers.  Executive agrees that during the Nonsolicitation Period, he will not directly or indirectly, solicit or do business with, or be a Participant in any entity that solicits or does business with, any customer of Employer or any of its subsidiaries or affiliates, nor shall Executive in any way induce or attempt to induce any customer of Employer or any of its subsidiaries or affiliates to do business with any person or entity other than Employer or its subsidiaries or affiliates; provided, however, that the foregoing shall not restrict Executive or any entity in which he is a Participant from soliciting or doing business with any customer of Employer or any of its subsidiaries or affiliates with respect to a business that is not competitive with the business of Employer or any of its subsidiaries or affiliates.  Notwithstanding the foregoing, after the expiration of the noncompetition period set forth in Paragraph 11(b), Executive may participate as an investor in, an officer, employee, director or agent of or consultant for an entity that does business with one or more customers of Employer in competition with Employer or any of its subsidiaries or affiliates so long as Executive has no contact with such customer and has no direct or indirect involvement in the solicitation of competitive business from any such customer.

                  (e)     Standstill.  Executive agrees that during the Nonsolicitation Period, Executive shall not, except at the specific written request or with the specific written permission of the Board:

            (i)     engage in or propose, or be a Participant in any entity that engages in or proposes, a Rule 13e-3 Transaction (as defined in Rule 13e-3 under the Securities Exchange Act of 1934) or any other material transaction, between ASLP or any of its subsidiaries or affiliates, on the one hand, and Executive or any entity in which Executive is a Participant, on the other hand;

            (ii)    acquire any equity securities of ASLP or any of its subsidiaries or affiliates, or be a participant in any entity that acquires any equity securities of ASLP or any of its subsidiaries or affiliates;

            (iii)   solicit proxies, or be a Participant in any entity that solicits proxies, or become a participant in any solicitation of proxies, with respect to the election of directors of ASLP or any of its subsidiaries or affiliates in opposition to the nominees recommended by the Board; or

(iv) directly or indirectly, engage in or participate in any other activity that would be reasonably expected to result in a change of control of Employer or any of its subsidiaries or affiliates.

The foregoing provisions of this Paragraph shall not be construed to prohibit or restrict the manner in which Executives exercises his voting rights in respect of any securities of ASLP or any of its subsidiaries or affiliates acquired in a manner that is not a violation of the terms of this Paragraph 11.

          12.   Nondisparagement.  Executive will not at any time during or after this Agreement directly (or through any other person or entity) make any public or private statements (whether oral or in writing) which are derogatory or damaging to Employer or any of its subsidiaries, affiliates, businesses, activities, operations, affairs, reputations or prospects, or any of their respective officers, employees, directors or shareholders, except in response to a subpoena, court order, or other legal compulsion.  Nothing herein shall require Executive to mislead or provide false information, or prevent Executive from providing information reasonably believed to be truthful, to any governmental body, the auditors or attorneys of Employer or any subsidiary or affiliate of Employer, the Board, any officer or employer of Employer or of any affiliate of Employer having supervisory authority over Executive, any committee of the Board, or any Person preparing tax returns for Employer or any affiliate or subsidiary of Employer.  Employer will not at any time during or after the term of this Agreement directly (or through any other person or entity) make any defamatory or disparaging public or private statements (whether oral or in writing) concerning the Executive.  Nothing herein shall require Employer to mislead or provide false information, or prevent Employer from providing information reasonably believed to be truthful, to any governmental body, the auditors or attorneys of Employer or any subsidiary or affiliate of Employer, the Board, any officer or employer of Employer or of any affiliate of Employer having supervisory authority over Executive, any committee of the Board, or any Person preparing tax returns for Employer or any affiliate or subsidiary of Employer.

          13.   Representation of the Parties.

                  (a)     Executive represents and warrants to Employer that Executive has the capacity to enter into this Agreement and the other agreements or instruments referred to herein, and that the execution, delivery and performance of this Agreement and such other agreements or instruments by Executive will not violate any agreement, undertaking or covenant to which Executive is party or is otherwise bound.

                  (b)     ASLP represents to Executive that it is a limited partnership, duly organized and validly existing under the laws of the State of Delaware. Each of Group and the Company represents to Executive that it is a limited liability company, duly organized and validly existing under the laws of the State of Delaware.  Each of ASLP, Group and the Company represents to Executive that it is fully authorized and empowered by action of the Board to enter into this Agreement and the other agreements or instruments referred to herein, and that performance of its obligations under this Agreement and such other agreements or instruments will not violate any agreement between it and any other person, firm or other entity.

          14.   Key Man Insurance.  Employer will have the right throughout the term of this Agreement, to obtain or increase insurance on Executive’s life in such amount as the Board determines, in the name of Employer and for its sole benefit or otherwise, in the discretion of the Board.  Executive will cooperate in any and all necessary physical examinations without expense to Executive, supply information, and sign documents, and otherwise cooperate fully with Employer as Employer may request in connection with any such insurance.  Executive warrants and represents that, to his best knowledge, he is in good health and does not suffer from any medical condition which might interfere with the timely performance of his obligations under this Agreement.

          15.   Notices.  All notices given under this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered personally, (b) three business days after being mailed by first class certified mail, return receipt requested, postage prepaid, (c) one business day after being sent by a reputable overnight delivery service, postage or delivery charges prepaid, or (d) on the date on which a facsimile is transmitted to the parties at their respective addresses stated below.  Any party may change its address for notice and the address to which copies must be sent by giving notice of the new addresses to the other parties in accordance with this Paragraph 15, except that any such change of address notice shall not be effective unless and until received.

If to Employer:

c/o American Seafoods, L.P.
Marketplace Tower
2025 First Avenue, Suite 1200
Seattle, Washington 98121
Attention: Mr. Jeffrey Davis
Facsimile: (206) 374-1516

with a copy to:

Debevoise & Plimpton
919 Third Avenue
New York, New York 10022
Attention: Jeffrey J. Rosen, Esq.
Facsimile: (212) 909-6836

If to Executive:

Mr. Grant Lovinggood
21965 Alabama Highway 25
Greensboro, Alabama 36744
Facsimile: (334) 624-5770

          16.   Entire Agreement, Amendments, Waivers, etc.

                  (a)     No amendment or modification of this Agreement shall be effective unless set forth in a writing signed by Employer and Executive.  No waiver by either party of any breach by the other party of any provision or condition of this Agreement shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time.  Any waiver must be in writing and signed by the waiving party.

                  (b)     This Agreement, together with the documents referred to herein, sets forth the entire understanding and agreement of the parties with respect to the subject matter hereof and supersedes all prior oral and written understandings and agreements.  There are no representations, agreements, arrangements or understandings, oral or written, among the parties relating to the subject matter hereof which are not expressly set forth herein, and no party hereto has been induced to enter into this Agreement, except by the agreements expressly contained herein.  Executive hereby acknowledges and agrees that the provisions of paragraphs (a), (b) and (c) of Section 4.10 of the Asset Purchase Agreement shall not apply to Executive.

                  (c)     Nothing herein contained shall be construed so as to require the commission of any act contrary to law, and wherever there is a conflict between any provision of this Agreement and any present or future statute, law, ordinance or regulation, the latter shall prevail, but in such event the provision of this Agreement affected shall be curtailed and limited only to the extent necessary to bring it within legal requirements.

                  (d)     This Agreement shall inure to the benefit of and be enforceable by Executive and his heirs, executors, administrators and legal representatives, by ASLP and its successors and assigns, by Group and its successors and assigns, and by the Company and its successors and assigns.  This Agreement and all rights hereunder are personal to Executive and shall not be assignable.  Each of ASLP, Group and the Company may assign its rights under this Agreement to any successor by merger, consolidation, purchase of all or substantially all of its and its subsidiaries’ assets, or otherwise, provided that such successor assumes all of the liabilities, obligations and duties of ASLP, Group or the Company, as the case may be, under this Agreement, either contractually or as a matter of law.

                  (e)     If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect the other provisions or application of this Agreement that can be given effect without the invalid provisions or application, and to this end the provisions of this Agreement are declared to be severable.

          17.   Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Alabama without reference to principles of conflict of laws.

          18.   Right to Equitable Relief.  Executive recognizes that Employer will have no adequate remedy at law for his breach of any provision of Paragraph 10, 11 or 12 and in the event of any such breach or threatened breach he agrees that Employer shall be entitled to obtain equitable relief in addition to other remedies available at law and/or hereunder.

          19.   Taxes.  All payments required to be made to Executive hereunder, whether during the term of his employment hereunder or otherwise shall be subject to all applicable federal, state and local tax withholding laws.

          20.   Headings, etc.  The headings set forth herein are included solely for the purpose of identification and shall not be used for the purpose of construing the meaning of the provisions of this Agreement.  Unless otherwise provided, references herein to Paragraphs refer to Paragraphs of this Agreement.

          21.   Arbitration.  Any dispute or controversy between Employer and Executive, arising out of or relating to this Agreement, the breach of this Agreement, or otherwise, shall be settled by arbitration before a single arbitrator in Tuscaloosa, Alabama, administered by the American Arbitration Association in accordance with its Commercial Rules then in effect and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  The arbitrator shall have the authority to grant motions to dismiss and for summary judgment, to permit reasonable discovery in accordance with the Federal Rules of Civil Procedure, and to award any remedy or relief that a court of competent jurisdiction could order or grant, including, without limitation, the issuance of an injunction.  However, either party may, without inconsistency with this arbitration provision, apply to any court having jurisdiction over such dispute or controversy and seek interim provisional, injunctive or other equitable relief until the arbitration award is rendered or the controversy is otherwise resolved.  Except as necessary in court proceedings to enforce this arbitration provision or an award rendered hereunder, or to obtain interim relief, neither a party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of Employer and Executive.  Arbitration costs shall be divided equally between Executive and Employer; provided, however, that the arbitrator shall have the authority to require either party to pay a portion or all of arbitrator fees to the same extent as a court could award costs in a civil proceeding.  The decision of the arbitrator shall be a reasoned opinion, including findings of fact and conclusions of law.  The arbitrator shall have jurisdiction to correct errors in his or her decision on motion of either party or sua sponte.

          22.     Survival.  Executive’s obligations under the provisions of Paragraphs 10, 11 and 12, as well as the provisions of Paragraphs 6, 7(b), 8(b) and 15 through and including 19 and Paragraphs 22 and 23, shall survive the termination or expiration of this Agreement.

          23.     Construction.  Each party has cooperated in the drafting and preparation of this Agreement.  Therefore, in any construction to be made of this Agreement, the same shall not be construed against any party on the basis that the party was the drafter.

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          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Employer:

AMERICAN SEAFOODS, L.P.

By:	ASC MANAGEMENT, INC.
its General Partner

By: /s/ BERNT BODAL

Name:
Title:

AMERICAN SEAFOODS GROUP LLC

By:	AMERICAN SEAFOODS CONSOLIDATED LLC,
its Managing Member

By:	AMERICAN SEAFOODS HOLDINGS LLC,
its sole Member

By:	AMERICAN SEAFOODS, L.P.,
its Managing Member

By:	ASC MANAGEMENT, INC.,
its General Partner

By: /s/ BERNT BODAL

Name:
Title:

SOUTHERN PRIDE CATFISH LLC

By:	AMERICAN SEAFOODS GROUP LLC,
its sole Member

By:	AMERICAN SEAFOODS CONSOLIDATED LLC,
its Managing Member

By:	AMERICAN SEAFOODS HOLDINGS LLC,
its sole Member

By:	AMERICAN SEAFOODS, L.P.,
its Managing Member

By:	ASC MANAGEMENT, INC.,
its General Partner

By: /s/ BERNT BODAL

Name:
Title:

Executive:
/s/ GRANT LOVINGGOOD

Name:	Mr. Grant Lovinggood

SCHEDULE I

PERFORMANCE BONUS CALCULATION

          Subject to the terms and conditions of Paragraph 3(b) (including the requirement that there shall have occurred no default under credit agreements applicable to Employer or its affiliates), the nondiscretionary Performance Bonus described in Paragraph 3(b) for any fiscal year shall be equal to: (i) if the EBITDA of the Company for such fiscal year is less than 80% of Target EBITDA for such fiscal year, zero dollars; (ii) if the EBITDA of the Company for such fiscal year exceeds 120% of Target EBITDA for such fiscal year, 75% of Executive’s Base Salary for such fiscal year; and (iii) if neither (i) nor (ii) applies, the product of 75% of Executive’s Base Salary during such fiscal year multiplied by a fraction, the numerator of which is the amount by which the EBITDA of the Company for such fiscal year exceeds 80% of Target EBITDA for such fiscal year, and the denominator of which is 40% of Target EBITDA for such fiscal year.  Such bonus shall be determined by the Board in good faith on the basis of internal financial information (prepared in the ordinary course of business) for the Company for the pertinent fiscal year.

          For these purposes:

          “EBITDA” means, for any period, the sum of the amounts for such period of: (i) net income (or loss) (excluding (I) interest income, (II) noncash income items (other than ordinary accruals) and (III) extraordinary items), plus (ii) to the extent deducted in determining consolidated net income, (x) interest expense, (y) provisions for taxes based on net income and (z) depreciation and amortization expense, each as determined for the Company in accordance with generally accepted accounting principals, consistently applied, except that no effect shall be given to noncash gains and losses on foreign exchange contracts.  EBITDA for any period shall be determined by the Board acting in good faith following receipt of internal financial information (prepared in the ordinary course of business) for the relevant period and shall reflect as expenses (determined on an iterative basis if necessary) any bonuses payable in respect of such year.

          “Target EBITDA” means, for any fiscal year, the amount set forth in the table below opposite such fiscal year, subject to adjustment on a pro-forma basis, if and to the extent determined appropriate by the Board, to reflect any acquisitions effected by the Company or any of its subsidiaries after the date hereof.

ANNUAL EBITDA TARGET

FISCAL YEAR	EBITDA

2003	$ 10,696,000
2004	$ 11,673,000
2005	To be equal to the Board’s projections for such year.